GALTÉRE LTD.
AND
GALTERA N.A. INC.

CODE OF CONDUCT

THIS MANUAL IS THE PROPERTY OF GALTÉRE LTD. AND GALTERA N.A. INC. (“GALTERE” OR THE “COMPANY”) AND MUST BE RETURNED TO THE COMPANY SHOULD AN EMPLOYEE'S ASSOCIATION WITH THE COMPANY TERMINATE FOR ANY REASON. THE CONTENTS OF THIS MANUAL ARE CONFIDENTIAL, AND SHOULD NOT BE REVEALED TO THIRD PARTIES. THIS MANUAL IS NOT A FULL OPERATIONS PROCEDURES MANUAL. IT IS INTENDED TO GIVE SUFFICIENT INFORMATION AND GUIDANCE SUCH THAT AN EMPLOYEE MAY GAIN A BROAD UNDERSTANDING OF THE REGULATORY RULES AND REQUIREMENTS THAT GALTERE IS SUBJECT TO. CIRCUMSTANCES VARY AND PRACTICES EVOLVE. TO RETAIN FLEXIBILITY AND RELEVANCE, NEW POLICIES, GUIDANCE AND AMENDMENTS MAY BE PROMULGATED BY EMAIL OR VERBALLY BEFORE ULTIMATELY BEING INCORPORATED INTO THIS MANUAL. SUCH COMMUNICATIONS SHOULD BE CONSIDERED TO BE AS VALID AND BINDING AS THE FORMAL GUIDANCE CONTAINED IN THIS MANUAL. WHERE THE INFORMATION OR GUIDANCE HEREIN DOES NOT APPEAR TO ADDRESS YOUR PARTICULAR SITUATION YOU SHOULD CONSULT WITH GALTERE’S CHIEF COMPLIANCE OFFICER.

May 2013

TABLE OF CONTENTS

COMPLIANCE CALENDAR	1
DEFINITIONS	4
CODE OF CONDUCT	7
MAINTENANCE OF CODE OF CONDUCT AND REGULATORY COMPLIANCE MANUAL	9
CODE OF ETHICS	11

*This is an excerpt of Galtere's Code of Conduct and Compliance Manual. The full Manual can be viewed in our office.

Definitions

The following defined terms are used throughout this Code of Conduct and Regulatory Compliance Manual, while other terms are defined within specific policies and procedures:

1.	34 Act – Securities Exchange Act of 1934
2.	33 Act – Securities Act of 1933
3.	Advisers Act – Investment Advisers Act of 1940
4.	ACA – Adviser Compliance Associates, a third-party regulatory compliance consulting firm
5.
Automatic Investment Plan - A program in which regular periodic purchases (or withdrawals) are  made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan

6.
Beneficial Ownership - As set forth under Rule 16a-1(a)(2), determines whether a person is subject to the provision of Section 16 of the 34 Act, and the rules and regulations thereunder, which generally encompasses those situations in which the beneficial owner has the right to en- joy some direct or indirect “pecuniary interest” (i.e., some economic benefit) from the ownership of a security. This may also include securities held by members of an Employee’s immediate family sharing the same household; provided however, this presumption may be rebutted. The term immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sis- ter-in-law and includes adoptive relationships. Any report of beneficial ownership required thereunder shall not be construed as an admission that the person making the report has any di- rect or indirect beneficial ownership in the securities to which the report relates.

7.	CCO – Kurt Spero, Galtere’s Chief Compliance Officer and Chief Operating Officer
8.	CIO – Renee Haugerud, Galtere’s Chief Investment Officer and Managing Principal
9.	CFTC – Commodity Futures Trading Commission
10.	Client - Galtere’s separate managed accounts and unregistered investment funds
11.	Employees – Galtere’s employees and officers
12.
Federal Securities Laws - Means the 33 Act, 34 Act, the Sarbanes-Oxley Act of 2002, IC Act, Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission un- der any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted there under by the Commission or the Department of the Treasury.

13.	Front-Running - A practice generally understood to be investment advisory personnel personal- ly trading ahead of client accounts with the intention of unduly benefiting.
14.	FTC – Federal Trade Commission
15.	Funds – Private funds managed by Galtere Ltd.
16.	Galtere – Galtére Ltd. and Galtera N.A. Inc.
17.	IAR – Investment advisory representative, which is an Employee that must individually register with a state(s).
18.	Investors – Limited partners and/or shareholders in the Funds
19.	IC Act – Investment Company Act of 1940
20.
IPO – An “Initial public offering” is an offering of securities registered under the 33 Act, the is- suer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the 34 Act.

21.
Insider Trading - Although not defined in securities laws, insider trading is generally thought to be described as trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of the law

*This is an excerpt of Galtere's Code of Conduct and Compliance Manual. The full Manual can be viewed in our office.

22.	IT Consultant – RQ Partners
23.	Limited Offering – An offering that is exempt from registration under the 33 Act pursuant to section 4(2) or section 4(6) or pursuant to Rules 504, 505, or 506 of Regulation D.
24.	Manual – Code of Conduct and Regulatory Compliance Manual
25.
Material Information - Information for which there is a substantial likelihood that an investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

26.	Network Administrator – Galtere’s network administrator, RQ Partners
27.	NFA – National Futures Association
28.	Non-Public Information - Information that has not been available to the investing public
29.
Non-Public Personal Information - Personally identifiable financial information, including any information a client provides to obtain a financial product or service; any information about a client resulting from any transaction involving a financial product or service; or any information otherwise obtained about a client in connection with providing a financial product or service to that client; and any list, description, or other grouping of clients (and publicly available infor- mation pertaining to them) that is derived using any personally identifiable financial information that is not publicly available information. Examples of Non-public Personal Information in- clude: name, address, phone number (if unlisted), social security and tax identification numbers, financial circumstances and income, and account balances.

30.	Natural Person – A living, breathing human being, as opposed to a legal entity.
31.
QIB - Rule 144 under the 33 Act defines a Qualified Institutional Buyer as a specified entity, acting for its own account or the accounts of other QIBs, which in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with the entity.

32.
Reportable Fund – Any fund for which Galtere serves as the investment adviser as defined in section 2(a)(20) of the IC Act, or any fund whose investment adviser or principal underwriter controls Galtere, is controlled by Galtere, or is under common control with Galtere.

33.
Reportable Security – Any Security, with five (5) exceptions: 1. Transactions and holdings in direct obligations of the Government of the United States; 2. Money market instruments — bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments; 3. Shares of money market funds; 4. Transactions and holdings in shares of other types of mutual funds, unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund; and 5. transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

34.	RIC – An investment company registered under the IC Act
35.	Scalping – A practice generally understand to be investment advisory personnel personally bene- fiting from small gains in short-term personal trades in securities being traded in advisory ac- counts.

*This is an excerpt of Galtere's Code of Conduct and Compliance Manual. The full Manual can be viewed in our office.

36.
Security – Means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral- trust certificate, pre-organization certificate or subscription, transferable share, investment con- tract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (in- cluding a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or in- strument commonly known as a "security", or any certificate of interest or participation in, tem- porary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

37.	SRO – Self-Regulatory Organization (such as the Financial Industry Regulatory Authority - FINRA)

*This is an excerpt of Galtere's Code of Conduct and Compliance Manual. The full Manual can be viewed in our office.

Code of Ethics

General

The Code of Ethics is predicated on the principle that Galtere owes a fiduciary duty to its clients.1 Accordingly, Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, Galtere will:

•
Place client interests ahead of Galtere’s – As a fiduciary, Galtere will serve in its clients’ best interests. Employees may not benefit at the expense of advisory clients. This concept is particularly relevant when Employees are making personal investments in securities traded by advisory clients.

•	Engage in personal investing that is in full compliance with Galtere’s Code of Ethics – Employees must review and abide by Galtere’s Personal Securities Transaction and Insider Trading Policies.
•
Avoid taking advantage of your position – Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with Galtere, or on behalf of an advisory client, unless in compliance with the Gift Policy below.

•	Maintain full compliance with the Federal Securities Laws – Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act.

Any questions with respect to Galtere’s Code of Ethics should be directed to the CCO and/or the CIO. As discussed in greater detail below, Employees must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated as anonymous.

Risks

In developing these policies and procedures, Galtere considered the material risks associated with administering the code of ethics. This analysis includes risks such as:

•
An Access person could engage in various personal trading practices that wrongly make use of non-public information resulting in harm to clients or unjust enrichment to access person. (These practices include trading ahead of clients and passing non-public infor- mation on to spouses and other persons over whose accounts the access person has con- trol.)

•	Access persons may be able to cherry pick clients' trades and systematically move profita- ble trades to a personal account and let less profitable trades remain in clients’ accounts.

•	One or more Employees may engage in an excessive volume of personal trading (as deter- mined by the CCO) that detracts from their ability to perform services for clients.

1	S.E.C. v. Capital Gains Research, Inc., 375 U.S. at 191-192 (1963).

*This is an excerpt of Galtere's Code of Conduct and Compliance Manual. The full Manual can be viewed in our office.

•	Employees may take advantage of their position by accepting excessive gifts or other gra- tuities (including access to IPO investments) from individuals seeking to do business with Galtere.

•	The personal trading of Employees may not comply with certain provisions of Rule 204A- 1 under the Advisers Act.

•	Access persons may not be aware of what constitutes insider information.

•	Employees may use firm property, including research, supplies, and equipment, for per- sonal benefit.

Galtere has established the following guidelines to effectuate and monitor Galtere’s code of ethics.

Guiding Principles & Standards of Conduct

All Employees of Galtere will act with competence, dignity and integrity, in an ethical manner, when `dealing with clients, the public, prospects, third-party service providers and fellow Employ- ees. The following set of principles frame the professional and ethical conduct that Galtere ex- pects from its Employees:

•	Act in an ethical manner with the public, clients, prospective clients, employers, Employ- ees, colleagues in the investment profession, and other participants in the global capital markets;
•	Place the integrity of the investment profession, the interests of clients, and the interests of Galtere above one’s own personal interests;
•	Adhere to the fundamental standard that you should not take inappropriate advantage of your position;
•	Avoid actual or potential conflict of interest;
•	Conduct all personal securities transactions in a manner consistent with this policy;
•	Exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other profession- al activities;
•	Practice and encourage others to practice in a professional and ethical manner that will re- flect favorably on you and the profession;
•	Promote the integrity of, and uphold the rules governing, capital markets;
•	Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals.
•	Comply with applicable provisions of the federal securities laws.

GALTERE’S EMPLOYEES ARE STRICTLY PROHIBITED FROM TAKING ANY RETALIATORY ACTIONS AGAINST OTHER EMPLOYEES REPORTING VIOLATIONS OF THIS CODE OF ETHICS. IN ORDER TO MINIMIZE THE POTENTIAL FOR SUCH BEHAVIOR, ALL REPORTS OF CODE OF ETHICS VIOLATIONS WILL BE TREATED AS BEING MADE ON AN ANONYMOUS BASIS.

*This is an excerpt of Galtere's Code of Conduct and Compliance Manual. The full Manual can be viewed in our office.

1.	Personal Securities Transaction Policy

Employees may not purchase or sell any security unless the transaction occurs in an exempted security or the Employee has complied with the Personal Security Transaction Policy set forth below.

Galtere currently manages a separate account for a Registered Investment Company (RIC). In the event of a material change to this Personal Securities Transactions section of the Code of Ethics, the CCO shall inform each RIC’s designated contact person of such change and ensure that the change is approved by each RIC no later than six months after the change is adopted.

Pre-Clearance Procedures
Employees are prohibited from trading securities in their personal accounts. In regards to legacy positions that are held in accounts prior to this policy going into effect, employees should follow the pre-clearance procedure below.

Employees must receive pre-clearance for all personal securities transactions, including limited offerings and initial public offerings that were entered into before this policy went into effect. Limited offerings include but are not limited to private placements, unregistered funds, and public securities that are not readily available on national or regional exchanges.

Employees shall complete and submit to the CCO Galtere’s Pre-Clearance Form when closing out legacy positions. The Pre Clearance form can be found on the compliance11 website. The CCO must determine that the proposed transaction will not take opportunity away from any of Galtere’s accounts for which that transaction is suitable. The CCO will use professional and ethical discre- tion when pre approving transactions.

Once pre-clearance is granted to an Employee, such Employee may only affect that transaction on the day pre-clearance was granted. Unless otherwise noted, no pre-clearance is required for trans- actions taking place in the exempted securities noted below.

With regard to a prospective Employee investment in a Fund sponsored by Galtere or an affiliate of Galtere, such Employee shall not be required to obtain pre-approval from the CCO for an “initial” investment or subscription to the Fund. Rather, the execution of a subscription document shall serve as evidence of Galtere’s pre-approval of Employee’s investment in the Fund. All subsequent investments in the Fund do not require the execution of additional subscription agreements, but do however require pre-approval from the CCO via the aforementioned Pre-Clearance Form.

Reportable and Exempt Securities

Rule 204A-1 of the Advisers Act requires Galtere’s employees to provide the CCO periodic reports (See Reporting section below) regarding their personal transactions and holdings of reportable securities.  The following securities are exempt from the reporting requirements of Rule 204A-1:

•	Direct obligations of the Government of the United States;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
•	Shares issued by money market funds;
•	Annuities in which the Employee cannot trade the underlying portfolio

*This is an excerpt of Galtere's Code of Conduct and Compliance Manual. The full Manual can be viewed in our office.

•	Shares issued by open-end funds other than Reportable Funds; and
•	Shares issued by unit investment trusts that are invested exclusively in one or more open- end funds, none of which are Reportable Funds.

While commodities, futures and options traded on a commodities exchange, including currency futures are not considered securities, employees are prohibited from trading them. This includes futures and options on any group or index of securities. Exceptions may be made in limited circumstances in regards to keeping balances in bank accounts in currencies other than the U.S. Dollar. If a Galtere employee wishes to keep bank balances in a currency other than the U.S Dollar, that employee should fill out the pre-clearance request form mentioned above.

Beneficial Ownership

Employees are considered to have beneficial ownership of investments if they have or share a direct or indirect pecuniary interest in the investments Employees have a pecuniary interest in investments if they have the ability to directly or indirectly profit from a transaction.

The following are examples of indirect pecuniary interests in securities:

•
Securities or investments described above held by members of Employees’ immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.

•	Employees’ interests as a general partner in securities or investments described above held by a general or limited partnership; and
•	Employees’ interests as a manager/member in the securities or investments described above held by a limited liability company.

Employees do not have an indirect pecuniary interest in securities or investments described above held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by Employees of securities or investments held by a trust:

•	Ownership of securities and investments as a trustee where either the Employee or members of the Employees’ immediate family have a vested interest in the principal or income of the trust;
•	Ownership of a vested beneficial interest in a trust; and
•	An Employee’s status as a trustee or settlor /grantor of a trust, unless the consent of all of the beneficiaries is required in order for the Employee to revoke the trust.

Quarterly Transaction Reports

Galtere will ensure that each Employee has access to compliance11 and receives a username and login information. To the extent possible Employees are required to provide quarterly transaction reports through the complaince11 website. The CCO will ensure that email notices and reminders go out to all Employees when action items are required on the compliance11 reporting system. In the event that an Employee has a brokerage account that cannot be managed by the complaince11

*This is an excerpt of Galtere's Code of Conduct and Compliance Manual. The full Manual can be viewed in our office.

website, Employees shall be required to instruct their broker-dealer to send Galtere duplicate bro- ker trade confirmations and/or account statements of the Employee’s personal trading activity which shall be received by the CCO, at a minimum, no later than thirty (30) days after the end of each calendar quarter. If an Employee’s trades do not occur through a broker-dealer (i.e., purchase of a private investment fund), such transactions shall be reported on the compliancece11 website on the appropriate form. The quarterly transaction reports shall contain at least the following in- formation for each transaction in a Reportable Security in which the Employee had, or as a result of the transaction acquired, any direct or indirect beneficial ownership2: (a) the date of the transac- tion, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved; (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisi- tion or disposition); (c) the price of the Reportable Security at which the transaction was effected; (d) the name of the broker, dealer or bank with or through which the transaction was effected; and (e) the date that the report is submitted.

On a quarterly basis, Employees shall also be required to enter all reportable securities accounts that have been opened during the previous calendar quarter in which they maintain a pecuniary in- terest. New accounts should be reported on the compliance11 website no later than thirty (30) days after the end of each calendar quarter.

EMPLOYEES ARE REMINDED THAT THEY MUST ALSO REPORT TRANSACTIONS BY MEMBERS OF THE EMPLOYEE’S IMMEDIATE FAMILY INCLUDING SPOUSE, CHILDREN AND OTHER MEMBERS OF THE HOUSEHOLD IN ACCOUNTS OVER WHICH THE EMPLOYEE HAS DIRECT OR INDIRECT INFLUENCE OR CONTROL.

Initial and Annual Holdings Reports

New Galtere Employees are required to report all of their personal reportable securities holdings not later than 10 days after the commencement of their employment via the complaince11 website. The initial holdings report must be current as of a date not more than 45 days prior to the date the person becomes subject to this Code.

Existing Employees are required to provide Galtere with a complete list of Reportable Securities holdings on an annual basis, or on or before February 14th of each year. The report shall be current as of December 31st, which is a date no more than 45 days from the final date the report is due to be submitted.  The report should be provided via the compliance11 website.

Each holdings report (both the initial and annual) must contain, at a minimum: (a) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Employee has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with which the Employee main- tains an account in which any securities are held for the Employee's direct or indirect benefit; and (c) the date the Employee submits the report.  In the event that Employee submits brokerage or cus-todial statements to satisfy the initial and/or annual holdings report requirement, Employee must be certain that such statements include the information listed above.

2
Any report of beneficial ownership required thereunder shall not be construed as an admission that the per- son making the report has any direct or indirect beneficial ownership in the Reportable Securities to which the report relates.

*This is an excerpt of Galtere's Code of Conduct and Compliance Manual. The full Manual can be viewed in our office.

AS NOTED ABOVE, EMPLOYEES MUST REPORT THE NAME OF ANY BROKER, DEALER OR BANK WITH WHICH THE EMPLOYEE MAINTAINS AN ACCOUNT IN WHICH ANY SECURITIES ARE HELD FOR THE EMPLOYEE’S DIRECT OR INDIRECT BENEFIT. PLEASE NOTE THAT THIS REQUIREMENT DOES NOT PROVIDE FOR ANY EXEMPTIONS TO THE DEFINITION OF A SECURITY. THUS, IF EMPLOYEES HAVE A BENEFICIAL INTEREST IN A NON-REPORTABLE SECURITY IN AN ACCOUNT THAT HAS NOT PREVIOUSLY BEEN REPORTED, THE NAME OF THE BROKER, DEALER OR BANK WHERE THESE ACCOUNTS ARE MAINTAINED MUST BE REPORTED.

Duplicate Copies

In the event that an Employee has an account that holds securities that cannot be managed through compliance11, the Employee must arrange for copies of the brokerage statement to be sent to Galtere’s CCO. A form brokerage letter instructing broker dealers to send duplicate statements to Galtere’s CCO is attached to this Policy as Attachment E. In order to help ensure that duplicate brokerage confirmations are received for all accounts pertaining to a particular Employee, such Employee may complete and send a brokerage letter similar to Attachment E to each bank, broker or dealer maintaining an account that does not provide data feeds into complaince11 on behalf of the Employee.

Exceptions from Reporting Requirements

An Employee is not required to submit: 1) a transaction or initial and annual holdings report with respect to securities held in accounts over which the Employee had no direct or indirect influence or control (i.e., any transactions occurring in an account that is managed on a fully-discretionary basis by an unaffiliated money manager and over which such employee has no direct or indirect influence or control), and 2) a transaction report with respect to transactions effected pursuant to an Automatic Investment Plan. The CCO will determine on a case-by-case basis whether an account qualifies for either of these exceptions. In addition, from time to time, the CCO may exempt certain transactions on a fully documented trade-by-trade basis.

Trading and Review

If Galtere discovers that an Employee is personally trading contrary to the policies set forth above, the Employee shall meet with the CCO to review the facts surrounding the transactions. This meeting shall assist Galtere to determine the appropriate course of action. A violation of this policy may be grounds for disciplinary action or possibly dismissal.

Reporting Violations and Remedial Actions

Galtere takes the potential for conflicts of interest caused by personal investing very seriously. As such, Galtere requires its Employees to promptly report any violations of the Code of Ethics to the CCO.

*This is an excerpt of Galtere's Code of Conduct and Compliance Manual. The full Manual can be viewed in our office.

If any violation of Galtere’s Personal Security Transaction Policy is determined to have occurred, the CCO may impose sanctions or take other actions as he deems appropriate including the forfeit of any profit gained by such trades. Profits or gifts forfeited shall be paid to the applicable cli- ent(s), if any, or given to a charity, as determined by the CCO.

If the CCO determines that a material violation of this Code of Ethics has occurred, the CCO will promptly report the violation, and any association action(s), to Galtere’s senior management. If senior management determines that the material violation may involve a fraudulent, deceptive or manipulative act, Galtere will report its findings to RIC clients  pursuant to Rule 17j-1.

No person shall participate in a determination of whether he or she has committed a violation of this Policy or in the imposition of any sanction against himself or herself.

2.	Insider Trading Policy

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser's business, to prevent the misuse of material, nonpublic information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, Galtere has instituted procedures to prevent the misuse of nonpublic information.

Whom Does the Policy Cover?

This policy covers all of Galtere’s Employees as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the Employee is an officer, director or 10% or greater stockholder and a partnership of which the Employee is a partner unless the Employee has no direct or indirect control over the partnership.

What Information is Material?

The following events generally constitute examples of information that are regarded as Material:

•	Dividend or earnings announcements
•	Write-downs or write-offs of assets
•	Additions to reserves for bad debts or contingent liabilities
•	Expansion or curtailment of company or major division operations
•	Merger, joint venture announcements
•	New product/service announcements
•	Discovery or research developments
•	Criminal, civil and government investigations and indictments
•	Pending labor disputes
•	Debt service or liquidity problems
•	Bankruptcy or insolvency problems
•	Tender offers, stock repurchase plans, etc.
•	Recapitalization

*This is an excerpt of Galtere's Code of Conduct and Compliance Manual. The full Manual can be viewed in our office.

Information provided by a company could be material because of its expected effect on a particular class of securities.

Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

What Information is Non-Public?

In order for issues concerning insider trading to arise, information must not only be material, but also Non-Public.

Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. The distribution of non-public information must occur through commonly recognized channels for the classification to change and there must be adequate time for the public to receive and consider the information. Non-public information does not change to public information solely by selective dissemination.

Selective Disclosure

Employees must never disclose Galtere’s proposed or pending trades to any client, investor, indi- vidual, or entity outside of Galtere. All investors are provided with the opportunity to request such information to ensure that no selective disclosure of such information has occurred. Galtere’s of- fering documents or investor communications shall adequately disclose the availability of addi- tional portfolio reporting. Additional reporting is subject to the CCO’s approval in accordance with Galtere’s Marketing policy and procedures.

It is critical that any communications between Galtere and another entity or outside individual not give the appearance or impression that Galtere and such entity or individual have coordinated their trading or investment activities unless specifically authorized. In addition, since the communica- tion of unsubstantiated stories regarding world events, the economy generally or particular indus- tries or companies can affect the financial markets and lead to allegations or charges of market ma- nipulation, all officers, directors and employees should refrain from intentionally spreading false market and economic rumors.

All investor inquiries received must be immediately reported to the CCO or personnel in charge of Investor Relations (“IR”). In determining whether or not to approve the dissemination of portfolio information, the CCO or IR will consider, among other things, the information requested, the na- ture of the request, and the availability of the information requested.

Relationships with Clients/Investors and/or Galtere’s Board Members

Galtere’s Board is partially comprised of outside individuals that may also be investors in Galtere’s managed funds. The Board does not discuss the specific proposed investments of Galtere nor does the Board receive material non-public information. As a result, members of Galtere’s Board that are not employees are not subject to the reporting requirements of Rule 204A-1 or Galtere’s personal trading policies.

*This is an excerpt of Galtere's Code of Conduct and Compliance Manual. The full Manual can be viewed in our office.

Galtere’s employees will be cognizant of the potential dissemination of material non-public information in Board meetings therefore it is the Company’s policy not to discuss specific current or proposed investments during Board meetings.

Procedures to follow if an Employee Believes that he/she Possesses Material, Non-Public Information

If an Employee has questions as to whether they are in possession of material, non-public information, they must inform the CCO as soon as possible. From this point, the CCO will conduct research to determine if the information is likely to be considered important to investors in making investment decisions, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in insider trading, Employees:

•	Shall not trade the securities of any company in which they are deemed insiders who may possess material, non-public information about the company.
•	Shall not engage in securities transactions of any company, except in accordance with Galtere’s Personal Security Transaction Policy and the securities laws.
•	Shall submit personal security trading reports in accordance with the Personal Security Transaction Policy.
•	Shall not discuss any potentially material, non-public information with colleagues, except as specifically required by their position.
•	Shall immediately report the potential receipt of non-public information to the CCO.
•	Shall not proceed with any research, trading, etc. until the CCO informs the Employee of the appropriate course of action.

3.	Serving as Officers, Trustees and/or Directors of Outside Organizations

Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations by completing the Outside Business Activities on the compliance11 website. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may also receive compensation for such activities.

At certain times, Galtere may determine that it is in its clients’ best interests for an Employee(s) to serve as an officer or on the board of directors of an outside organization. However, such service outside of Galtere can raise serious regulatory issues and concerns, including conflicts of interests and access to material non-public information.

As an outside board member or officer, an Employee may come into possession of material non- public information about the outside company, or other public companies. It is critical that a proper information barrier be in place between Galtere and the outside organization, and that the Employee does not communicate such information to other Employees in violation of the information barrier.

Similarly, Galtere may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the Employee must not be involved in the decision to retain or hire the outside organization.

*This is an excerpt of Galtere's Code of Conduct and Compliance Manual. The full Manual can be viewed in our office.

Employees are prohibited from engaging in such outside activities without the prior written approval from the CCO or CIO. Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part 2 of Form ADV.

4.	Diversion of Firm Business or Investment Opportunity

No Employee may acquire, or receive personal gain or profit from, any business opportunity that comes to his or her attention as a result of his or her association with Galtere and in which he or she knows Galtere might be expected to participate or have an interest, without disclosing in writ- ing all necessary facts to the CCO, offering the particular opportunity to clients through Galtere, and obtaining authorization to participate from the CCO.

In an effort to identify all conflicts of interests or potential compliance risks, employees must dis- close outside material business activities to the CCO.

5.	Loans

No Employee may borrow funds from or become indebted to, any person, business or company having business dealings or a relationship with Galtere unless the arrangement is disclosed in writ- ing and receives prior approval from the CCO.  No Employee may use Galtere’s name, position in a particular market or goodwill to receive any benefit on loan transactions without the prior ex- press written consent of the CCO. This policy does not prohibit customary personal loans from conventional venues. (e.g., home mortgage loans, automobile loans, lines of credit, etc.).

6.	Dealings with Government and Industry Regulators

It is expected and required that all Employees fulfill their personal obligations to governmental and regulatory bodies. Those obligations include the filing of appropriate federal, state and local tax returns, as well as the filing of any applicable forms or reports required by regulatory bodies.

All Employees are required to cooperate fully with management in connection with any internal or independent investigation and any claims, actions, arbitrations, litigations, investigations or inquir- ies brought by or against Galtere. Employees are expected, if requested, to provide Galtere with reasonable assistance, including, but not limited to, meeting or consulting with Galtere and its rep- resentatives, reviewing documents, analyzing facts and appearing or testifying as witnesses or in- terviewees or otherwise.

Please see important policies and procedures regarding political contributions under the Po- litical and Charitable Contributions sections of this manual,

7.	Improper Use of Galtere Property

No Employee may utilize property of Galtere or utilize the services of Galtere, its principals or employees, for his or her personal benefit or the benefit of another person or entity, without ap- proval of the CCO. For this purpose, “property” means both tangible and intangible property, in- cluding Galtere and Employee funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property or proprietary processes, and ideas for new research or services.

*This is an excerpt of Galtere's Code of Conduct and Compliance Manual. The full Manual can be viewed in our office.

8.	Protection of Galtere’s Name

Employees should at all times be aware that Galtere’s name, reputation and credibility are valuable assets and must be safeguarded from any potential misuse. Care should be exercised to avoid the unauthorized use of Galtere’s name in any manner that could be misinterpreted to indicate a rela- tionship between Galtere and any other entity or activity.

9.	Employee Involvement in Litigation or Proceedings

Employees must advise the CCO immediately if they are charged, convicted of, or plead no contest to any felony. Additionally, Employees must advise the CCO immediately if they are charged, convicted of, or plead no contest to any misdemeanor involving investments or an investment re- lated business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses.

10.	Gifts and Entertainment

Employees’ Receipt of Business Meals, Sporting Events and Other Entertainment - Employees may attend business meals, sporting events and other entertainment events at the expense of a giver, as long as the expense is reasonable, not lavish or extravagant in nature and the Employee is accompanied by the giver. Employees must communicate to the CCO their intention to attend events paid or sponsored by other industry or business counterparties by entering all events on Galtere’s Master Calendar which is maintained on Outlook.

Employees’ Receipt of Gifts - Employees must communicate their intent to accept gifts from business relationships or counterparties over $100 (either one single gift, or in aggregate on an annual basis) to the CCO via the compliance11 website. Reasonable gifts received on behalf of the Company shall not require reporting. Examples of reasonable gifts include but are not limited to holiday gift baskets and meals brought to Galtere’s offices by service providers.

Galtere’s Gift Giving Policy – Galtere and its Employees are prohibited from giving gifts that may be deemed as excessive, and must obtain approval to give all gifts in excess of $100 to any client, prospective client or any individual or entity that Galtere is seeking to do business with. Requests to provide gifts in excess of $100 must be submitted via the complaince11 website.

Gifts Given to Taft-Hartley Funds - Any gratuity provided by Galtere to labor unions or union rep- resentatives that have an “interest” in the Taft-Hartley fund (including the members covered by the Taft-Hartley fund) in excess of $250 per year are required to be reported on Department Labor Form LM-10. Accordingly, Galtere will monitor all gratuities as discussed and make the appropri- ate filings on DOL Form LM-10. Employees must get pre-clearance for gifts of any amount to un- ion officials through the compliance11 website.

Gifts and Entertainment Given to Foreign Governments and “Government Instrumentalities” – The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a for- eign government may be considered an “instrumentality” of that government.  In particular, gov-ernment investments in foreign financial institutions may make the FCPA applicable to those insti- tutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

*This is an excerpt of Galtere's Code of Conduct and Compliance Manual. The full Manual can be viewed in our office.

The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona-fide travel costs for certain legitimate busi- ness purposes. However the availability of these exceptions is limited and is dependent on the rel- evant facts and circumstances.

Civil and criminal penalties for violating the FCPA can be severe. Galtere and its Employees must comply with the spirit and the letter of the FCPA at all times. Employees must obtain written pre- clearance from the CCO, via the Compliance11 website, prior to giving anything of value that might be subject to the FCPA except food and beverages that are provided during a legitimate business meeting and that are clearly not lavish or excessive.

Employees must consult with the CCO if there is any question as to whether gifts or entertainment need to be pre-cleared and/or reported in connection with this policy.

Disclosure

Galtere shall describe its Code of Ethics in Part 2 of Form ADV and, upon request, furnish clients with a copy of the Code of Ethics. All client requests for Galtere’s Code of Ethics shall be di- rected to the CCO.

Recordkeeping

Galtere shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of regulatory authorities or Galtere’s management.

•	A copy of this Code of Ethics and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;
•
A record of any violation of this Code of Ethics and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

•	A record of all written acknowledgements (annual certifications) as required by the Manu- al for each person who is currently, or within the past five years was, an Employee of Galtere.
•
A copy of each report made pursuant to this Code of Ethics by an Employee, including any information provided in lieu of reports, shall be preserved by the Company for at least five years after the end of the fiscal year in which the report is made or the information is pro- vided, the first two years in an easily accessible place;

•
A list of all persons who are, or within the past five years have been, required to make re- ports pursuant to this Code of Ethics, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

•
The Company shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any limited offering or IPO by Employees for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

*This is an excerpt of Galtere's Code of Conduct and Compliance Manual. The full Manual can be viewed in our office.

Responsibility

The CCO will be responsible for administering the Code of Ethics. All questions regarding the policy should be directed to the CCO. All Employees must acknowledge their receipt and understanding of the Code of Ethics upon commencement of their employment.

*This is an excerpt of Galtere's Code of Conduct and Compliance Manual. The full Manual can be viewed in our office.